Exhibit 99.1

Contacts:	American Pharmaceutical Partners, Inc.
Nicole Williams
Chief Financial Officer
(888) 391-6300

Robert Jaffe/Rob Whetstone
PondelWilkinson Inc.
(310) 279-5963

AMERICAN PHARMACEUTICAL PARTNERS

REPORTS RECORD 2005 SALES AND NET INCOME

– Full Year Net Sales Increased 28% to $518.8 Million and

Net Income Increased 52% to $86.4 Million –

Selected Highlights:

•	Net sales increased 18% for the 2005 fourth quarter to a record $144.8 million; Reported fourth quarter net income rose 7% to $23.4 million, or $0.32 per diluted share, or $0.38 per diluted share excluding the impact of severance and merger costs of $7.3 million;

•	ABRAXANE® net fourth quarter sales of $47.5 million bring ABRAXANE net sales in the 11 months following launch to $133.7 million;

•	Information Statement has been filed with the Securities and Exchange Commission for the pending merger with American BioScience, Inc. (ABI) creating Abraxis BioScience.

Conference call scheduled for 11:30 a.m. Eastern today; Simultaneous webcast available at www.appdrugs.com and www.fulldisclosure.com

SCHAUMBURG, IL – February 17, 2006 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX) today reported record quarterly net sales of $144.8 million for the fourth quarter ended December 31, 2005, an 18% increase over net sales of $122.6 million in the fourth quarter of 2004. Fourth quarter 2005 results included net sales of ABRAXANE®, launched in February 2005, of $47.5 million. Impacted by the Melrose Park, IL facility upgrade and subsequent revalidation, fourth quarter 2005 core business net sales were $97.3 million versus $122.6 million in the same quarter last year.

Net sales for the year ended December 31, 2005 increased 28% to $518.8 million versus $405.0 million last year. Full year 2005 results included ABRAXANE net sales of $133.7 million and core business net sales of $385.1 million.

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American Pharmaceutical Partners, Inc.

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“This has been an exciting year of growth for the company. We have exceeded, for the first time, half a billion in net sales supported by the approval and successful launch of ABRAXANE and the stability of the base business,” said, Patrick Soon-Shiong, APP’s president and chief executive officer. “APP continues to gain momentum as exemplified by six ANDA approvals received in 2005 and the five already received in 2006. The importance of ABRAXANE continues to be acknowledged as data are published in major journals, such as the Journal of Clinical Oncology, and presented at recent medical meetings. In addition, the January 1, 2006 implementation of the J-code for Medicare and Medicaid reimbursement will support the continued adoption and use of ABRAXANE in 2006.

“We are pleased that our Melrose Park facility returned to fully operational status in December. We have a number of manufacturing initiatives underway in 2006 designed to expand capacity, add bag and syringe capabilities sought by our customers, and finalize EU capabilities for ABRAXANE,” continued Soon-Shiong. “Finally, at year-end, we announced a pivotal event for the company with the proposed merger with ABI, creating Abraxis BioScience, a fully-integrated biopharmaceutical company with global potential. We are building our management team and board in preparation for the completion of the merger and are diligently working through the exciting possibilities yielded by the combination of the two companies. We enter 2006 in a position that we believe holds enormous promise for growth and long-term shareholder value.”

Gross margin for the 2005 fourth quarter was 57.4%, including the impact of $6.2 million of costs associated with the revalidation of the company’s Melrose Park, IL facility and the first ABRAXANE profit sharing expense of $3.3 million. This compares with gross margin of 54.2% in the fourth quarter of 2004. For the full year, gross margin was 56.5%, which included the fourth quarter ABRAXANE profit sharing and costs of $15.9 million resulting from the extended Melrose Park facility revalidation. Gross margin was 53.3% in 2004.

ABRAXANE-related operating expenses in the 2005 fourth quarter totaled $16.1 million and $58.6 million for the year versus $10.2 million and $49.8 million in the respective 2004 periods.

On a reported basis, net income in the 2005 fourth quarter increased 7% to $23.4 million, or $0.32 per diluted share, versus $21.9 million, or $0.30 per diluted share, in the prior year period. Excluding the impact of severance and merger costs of $7.3 million, or $0.06 per diluted share, 2005 fourth quarter earnings were $0.38 per diluted share.

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American Pharmaceutical Partners, Inc.

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For the full year, net income increased 52% to $86.4 million, or $1.17 per diluted share, versus $56.7 million, or $0.78 per diluted share, in 2004. Excluding the impact of severance and merger costs of $13.3 million, or $0.11 per diluted share, 2005 earnings were $1.28 per diluted share.

The company presents adjusted financial information, which excludes merger related expenses (including severance costs), in order to facilitate presentation of our ongoing operations. Refer to the enclosed table for a reconciliation of adjusted net income to GAAP net income.

Cash and short-term investments totaled $81.2 million at December 31, 2005 and currently cash on hand was approximately $136 million.

Conference Call Information and Forward-Looking Statements

On Friday, February 17, 2006, the company will host a conference call with interested parties beginning at 11:30 a.m. (EST) to review the results of operations for the fourth quarter ended December 31, 2005. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements, the pending merger with American BioScience and clinical or FDA developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year beginning shortly after the conclusion of the call.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. Abraxis Oncology, the proprietary division of APP, is devoted entirely to developing and promoting innovative, next-generation cancer therapies such as ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound). For more information, visit APP’s website at www.appdrugs.com and www.abraxisoncology.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the expected time of completion of the merger and the benefits of the merger, including the creation of an integrated, global biopharmaceutical leader with continuing positive operating cash flow, the leverage of integrating APP’s growing and profitable injectable pharmaceutical business with ABI’s technology platform and product pipeline. Other forward-looking statements may include any comments APP and ABI may make about the future of the combined company and the merger in response to questions from participants on the conference call. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking

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American Pharmaceutical Partners, Inc.

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statements. These factors include, without limitation, unexpected delays in consummation of the merger, if at all, failure of the benefits of the merger to materialize, difficulties in integrating the businesses and operations of the two companies, the adverse impact of production delays on the sales and marketing of the combined company’s products, the costs associated with the ongoing launch of ABRAXANE, the continued market adoption and demand of ABRAXANE in North America and its potential market penetration outside of the U.S., difficulties or delays in developing, testing, obtaining regulatory approval of, and producing and marketing any other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in APP’s Form 10-K for the year ended December 31, 2004 and other documents it has filed with the Securities and Exchange Commission.

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FINANCIAL TABLES FOLLOW

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AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three months ended December 31,			Twelve months ended December 31,
	2005	2004	% Change	2005	2004	% Change
Net sales	$144,829	$122,554	18%	$518,813	$405,010	28%
Cost of sales	61,710	56,072	10%	225,895	189,301	19%

Gross profit	83,119	66,482	25%	292,918	215,709	36%

Percent to sales	57.4%	54.2%		56.5%	53.3%
Operating expenses:
Research and development	7,716	4,451		30,162	25,797
Selling, general and administrative	37,155	26,451		129,398	92,034
Milestone payment	—	—		—	10,000
Other	2,028	334		1,229	(1,007)

Total operating expenses	46,899	31,236	50%	160,789	126,824	27%

Percent to sales	32.4%	25.5%		31.0%	31.3%
Income from operations	36,220	35,246	3%	132,129	88,885	49%
Percent to sales	25.0%	28.8%		25.5%	21.9%
Other income, net	(7)	600		1,741	1,934
Loss on early extinguishment of credit facility	—	—		—	(1,986)

Income before income taxes	36,213	35,846	1%	133,870	88,833	51%
Income tax expense	12,790	13,980		47,458	32,140

Net income	$23,423	$21,866	7%	$86,412	$56,693	52%

Net income per share:
Basic	$0.32	$0.31		$1.20	$0.81

Diluted	$0.32	$0.30		$1.17	$0.78

Weighted - average common shares outstanding:
Basic	72,382	70,498		71,826	70,305

Diluted	74,101	73,156		74,053	73,147

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$26,739	$1,154
Short-term investments	54,455	66,475
Accounts receivable, net	61,701	15,457
Inventory, net	175,282	151,035
Prepaid expenses and other	12,286	6,492
Deferred income taxes	14,785	12,825

Total current assets	345,248	253,438

Property, plant and equipment, net	141,941	106,410
Other assets	26,193	13,485

Total assets	$513,382	$373,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,280	$22,247
Accrued expenses	41,678	35,562

Total current liabilities	70,958	57,809
Long-term deferred income tax liability	1,629	2,833

Total liabilities	72,587	60,642

Stockholders’ Equity
Common stock	79	77
Additional paid-in capital	250,202	212,399
Amounts due from American BioScience, Inc.	(21,096)	(21,603)
Deferred stock-based compensation	(400)	(2,385)
Retained earnings	266,655	180,243
Accumulated other comprehensive income	1,629	234
Less treasury stock, at cost	(56,274)	(56,274)

Total stockholders’ equity	440,795	312,691

Total liabilities and stockholders’ equity	$513,382	$373,333

AMERICAN PHARMACEUTICAL PARTNERS, INC.

GAAP TO ADJUSTED NET INCOME RECONCILIATION

(unaudited, in thousands, except per share amounts)

	Three months ended December 31, 2005	Twelve months ended December 31, 2005
Reported net income	$23,423	$86,412
ABI merger related expenses (a)	1,918	7,863
Severance (b)	5,403	5,403
Income tax benefit (c)	(2,584)	(4,709)

Adjusted net income	$28,160	$94,969

Reported net income per diluted share	$0.32	$1.17

Adjusted net income per diluted share	$0.38	$1.28

Weighted - average common shares outstanding diluted	74,101	74,053

(a)	To eliminate costs associated with the ABI merger.

(b)	To eliminate merger related post-employment costs.

(c)	To reverse the related tax benefit of the above adjustments.